EXHIBIT 99.1
                                                                    ------------


For: International Baler Corp.
     5400 Rio Grande Avenue
     Jacksonville, FL 32254


                                                           FOR IMMEDIATE RELEASE


WASTE TECHNOLOGY CORP. CHANGES NAME
TO INTERNATIONAL BALER CORPORATION

TRADING SYMBOL TO CHANGE FROM WTEK.OB TO IBAL.OB


Jacksonville, Florida, March 16, 2009 - Waste Technology Corp. (OTCBB:WTEK.OB) announced that effective today its name has changed from Waste Technology Corp. to International Baler Corporation and effective at the open of business on Monday, March 16, 2009 its ticker symbol will change from "WTEK.OB" to "IBAL.OB". The Company's stock will continue to trade on the OTC Bulletin Board.

The Company's capital stock and business and operations will not be affected by this name change. The Company's stockholders will not be required to exchange their Waste Technology Corp.("Waste Tech") certificates for International Baler Corporation ("IBC") stock certificates. The Waste Tech certificates will continue to represent shares of stock of the Company. Stockholders of the Company who receive stock certificates from today on will receive new IBC certificates. Any stockholders with Waste Tech certificates may exchange those certificates for IBC certificates through the Company's transfer agent, American Stock Transfer & Trust Company, 6201 15th Avenue - Third Floor, Brooklyn, New York 11219, if they so desire.

No vote of the Company's stockholders is necessary in connection with these changes as they were effectuated pursuant to a merger of the Company's 100% wholly-owned subsidiary, International Baler Corporation with and into the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware.

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ABOUT THE COMPANY
The Company engages in the manufacture and sale of baling equipment, which is used to compress and compact various waste materials into bales, by means of mechanical, hydraulic, and electrical mechanisms, to reduce the cost of handling, shipping, disposal, storage, and to facilitate bulk sales for recycling. The Company manufactures approximately 50 types of balers including general purpose horizontal and vertical balers, as well as specialty balers. These different types of balers are designed to compact various materials including corrugated, paper, municipal waste, scrap metal such as aluminum cans and 55-gallon drums, synthetic rubber, plastic, textile waste, used clothing, cotton mote, and other products. The Company also manufactures accessory equipment, such as conveyors, fluffers, bale tying machines, and plastic bottle punchers. It sells its products through its own sales force, as well as through manufacturer's representatives and dealers to manufacturers of synthetic rubber, recycling facilities, distribution centers, textile mills, paper mills, supermarkets and other retail outlets, and municipalities primarily in the United States, as well as in Europe, the Far East, and South America.

Contact:
International Baler Corporation
ROGER GRIFFIN
WILLIAM E. NIELSEN
(904) 358-3812 sales@intl-baler.com